UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 7, 2009
MGM MIRAGE

(Exact name of registrant as specified in its charter)

Delaware	001-10362	88-0215232

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109

(Address of principal executive offices — Zip Code)
(702) 693-7120

(Registrant’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06 MATERIAL IMPAIRMENTS.
This current report on Form 8-K is being filed to disclose the results of MGM MIRAGE and subsidiaries’ (the “Company”) annual impairment tests of goodwill and indefinite-lived intangible assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” A complete description of the Company’s accounting policies and practices related to goodwill and other intangible assets can be found in the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2008.
The Company’s goodwill balances included goodwill of approximately $1.2 billion related to the acquisition of Mandalay Resort Group in 2005 and $47 million related to the acquisition of Mirage Resorts, Incorporated in 2000. Goodwill related to the Mandalay acquisition was primarily assigned to Mandalay Bay, Luxor, Excalibur and Gold Strike Tunica. Goodwill related to the Mirage Resorts acquisition was assigned to Bellagio, The Mirage and TI. The Company’s indefinite-lived intangible assets balance of $345 million includes trademarks and trade names of $228 million related to the Mandalay acquisition.
The Company completed its 2008 annual impairment tests of goodwill and indefinite-lived intangible assets on January 7, 2009. As a result of this analysis, the Company has concluded that it will recognize a non-cash impairment charge of approximately $1.2 billion related to goodwill and certain indefinite-lived intangible assets in the fourth quarter of 2008. The impairment charge relates solely to the goodwill and other indefinite-lived intangible assets recognized in the 2005 acquisition of Mandalay Resort Group, and represents substantially all of the goodwill recognized at the time of the Mandalay acquisition and a minor portion of the value of trade names related to the Mandalay resorts. The impairment charge resulted from factors impacted by current market conditions including: 1) lower market valuation multiples for gaming assets; 2) higher discount rates resulting from turmoil in the credit and equity markets; and 3) current cash flow forecasts for the affected resorts.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM MIRAGE
Date: January 9, 2009	By:	/s/ ROBERT C. SELWOOD
Robert C. Selwood,
Executive Vice President — Chief Accounting Officer

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